UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________
_____________________________
FORM 8-K
_____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2020
_____________________________
INNOVIVA, INC.
(Exact Name of Registrant as Specified in its Charter)
_____________________________

Delaware
(State or Other Jurisdiction of Incorporation)
000-30319
(Commission  File Number)
1350 Bayshore Highway
Suite 400
Burlingame, California 94010
(650) 238-9600
94-3265960
(I.R.S. Employer Identification Number)

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices) (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2020, Innoviva, Inc. (the “Company”) hired and appointed Pavel Raifeld as its new Chief Executive Officer, effective as of May 20, 2020.  Mr. Raifeld will succeed Geoffrey L. Hulme as the Company’s principal executive officer and will report directly to the Board of Directors of the Company.
In connection with his hiring, Mr. Raifeld and the Company entered into an offer letter (the “Offer Letter”) and a restrictive covenant agreement which contains, among other things, customary non-competition, non-solicitation, confidentiality and invention assignment covenants.  The Offer Letter provides for an initial base salary of $360,000 per year and annual bonus eligibility with an annual target payout of 60% of his base salary.
In addition, Mr. Raifeld has been granted options (the “Options”) to purchase 250,000 shares of the Company’s common stock, subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan (the “Plan”) and a stock option agreement.  25% of the Options will vest on May 20, 2021 and the balance will vest in twelve (12) substantially equal installments thereafter on each three (3) month anniversary of the initial vesting date, in each case, subject to Mr. Raifeld’s continuous service through the applicable vesting date, with accelerated vesting in the event that Mr. Raifeld experiences an “involuntary termination” (as defined in Mr. Raifeld’s option agreement) within twenty-four (24) months following a “change in control” (as defined in the Plan).
Pursuant to the Offer Letter, if the Company terminates Mr. Raifeld’s employment without “cause” (other than due to his death or disability), the Company will, subject to his execution of a general release of claims in favor of the Company, provide Mr. Raifeld (i) continued payment of his base salary during the six (6) month period immediately following the date of such termination, payable in accordance with the Company’s regular payroll practices, and (ii) continued eligibility to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination, subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees.
The foregoing description of the terms and conditions of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter (including the restrictive covenant agreement), a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.
Prior to his appointment, Mr. Raifeld, CFA, age 37, served on the investment team at Sarissa Capital Management LP, an investment management firm focused on improving strategies of companies to enhance shareholder value.  Earlier, he was a senior member of the healthcare investment banking team at Credit Suisse Securities (USA) LLC.  Previously, Mr. Raifeld worked as a consultant, primarily specializing in advising biopharmaceutical companies, at McKinsey & Company, Inc. and The Boston Consulting Group Ltd.  Mr. Raifeld earned an AB degree from Harvard University and an MBA degree from Columbia University.
There are no family relationships between Mr. Raifeld and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Raifeld or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer of the Company.  There are no transactions between Mr. Raifeld or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.
Mr. Raifeld and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted by the General Corporation Law of the State of Delaware with respect to his service as an officer of the Company.  The indemnification agreement will be in substantially the form entered into with the Company’s other executive officers.  This form of indemnification agreement is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.
A copy of the press release announcing Mr. Raifeld’s appointment is attached hereto as Exhibit 99.2.
In connection with the hiring of Mr. Raifeld, the Company ended, effective as of the close of business on May 20, 2020, the employment of Mr. Hulme, who was serving as the Company’s Interim Principal Executive Officer.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

10.1 Offer Letter between Innoviva, Inc. and Pavel Raifeld, dated May 20, 2020.

99.1 Form of Indemnification Agreement between Innoviva, Inc. and its executive officers.

99.2 Press Release of Innoviva, Inc., dated May 20, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2020	INNOVIVA, INC.

	By:	/s/ Pavel Raifeld
Pavel Raifeld
Chief Executive Officer